Exhibit 10.2
AMENDMENT
to
EMPLOYMENT AGREEMENT
dated December 23, 2008
by and between Affiliated Computer Services, Inc. (the “Company”)
and Darwin Deason (the “Executive”)
             WHEREAS, the Company and the Executive entered into an employment agreement dated as of February 16, 1999, as amended as of December 7, 2007 (the “Agreement”).
             WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein as a result of the requirements of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder.
             NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	Section 3 of the Agreement is hereby modified by adding the following sentences after the last sentence thereof: “Except as specifically permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), the relocation benefits provided to the Executive under this Section 3 during any calendar year shall not affect the relocation benefits to be provided to the Executive under this Section 3 in any other calendar year and the right to such relocation benefits cannot be liquidated or exchanged for any other benefit, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, reimbursement payments for moving expenses shall be made to the Executive as promptly as practicable following the date that the applicable expense is incurred, but in any event not later than the last day of the calendar year following the calendar year in which the expense is incurred, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.”

2.	Subsection 8(b) of the Agreement is hereby modified by adding the following sentence after the first sentence thereof: “Except as specifically permitted by Section 409A, the benefits provided to the Executive under this Subsection 8(b) during any calendar year shall not affect the benefits to be provided to the Executive under this Subsection 8(b) in any other calendar year and the right to such benefits cannot be liquidated or exchanged for any other benefit, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.”

3.	Subsection 8(c) of the Agreement is hereby modified by deleting the following language: “; and (ii) all compensation previously deferred by the Executive but not yet paid”.

4.	Subsection 8(e) of the Agreement is hereby deleted and replaced with the following language: “Intentionally omitted”.

5.	Subsection 8(g) of the Agreement is hereby modified by adding the following language at the end of the first sentence thereof: “, provided that such expenses are incurred on or prior to the last day of the second calendar year following the calendar year in which the Executive’s separation from service (within the meaning of Section 409A) occurs, in accordance with Treas. Reg. Section 1.409A-1(b)(9)(v) or any successor thereto. Such expenses shall be reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s separation from service (within the meaning of Section 409A) occurs, in accordance with Treas. Reg. Section 1.409A-1(b)(9)(v) or any successor thereto.”

6.	Subsection 8(i) of the Agreement is hereby modified by adding the following sentences after the last sentence thereof: “Any Gross-Up Payment or other payment in respect of Excise Tax or income tax or related interest or penalties payable to the Executive pursuant to this Subsection 8(i) shall be paid to the Executive as soon as practicable after the applicable liability is incurred, but in any event not later than the last day of the calendar year after the calendar year in which the Executive remits the applicable taxes, interest or penalties to the applicable taxing authority, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v) or any successor thereto. Furthermore, any amounts that the Executive becomes entitled to receive in respect of costs and expenses incurred in connection with a contest relating to this Subsection 8(i) shall be paid to the Executive as soon as practicable after the applicable cost or expense is incurred, but in any event not later than the later of (i) the last day of the calendar year after the calendar year in which the Executive remits the underlying taxes to the applicable taxing authority and (ii) the last day of the calendar year after the calendar year in which the applicable contest is concluded, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(v) or any successor thereto.”

7.	The following new Section 17 is hereby added to the Agreement:
               “17. Section 409A of the Code. The provisions of this Section 17 shall apply notwithstanding any provision in this Agreement to the contrary.
(a)	Intent to Comply with Section 409A. It is intended that the provisions of this Agreement comply with Section 409A,

and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)	Six-Month Delay of Certain Payments. If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company or any affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or an affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.”
8.	Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned have executed this amendment as of December 23, 2008.

Affiliated Computer Services, Inc.
By:	/s/ Lynn Blodgett

Darwin Deason
/s/ Darwin Deason